Exhibit 99.1

PRESS RELEASE	5700 Las Positas Road Livermore California 94551 925 606 9200

FOR INFORMATION CONTACT:	Dennis Kakures
Chief Executive Officer
925 606 9200

FOR RELEASE June 1, 2005

McGrath RentCorp Announces CFO Retirement

Livermore, CA – June 1, 2005 – McGrath RentCorp (Nasdaq:MGRC), a leading rental provider of modular buildings for classroom and office space, and test equipment for general-purpose and communications needs, announced today that Thomas J. Sauer will be retiring as Vice President and Chief Financial Officer, effective January 31, 2006.

“Tom’s desire to spend more time with his family and on other activities are of great importance to him,” stated Dennis Kakures, President and CEO. “I have worked closely with Tom over the past 20 years and will miss working with him greatly. However, I know just how meaningful this decision is to Tom and his family. Tom has done a remarkable job as CFO and we thank him for his many contributions to our success. Tom will work closely with me in both the selection and transfer of responsibilities to a new CFO. Our goal is to have the new CFO in place well before the end of the year to effect a smooth transition.”

About McGrath RentCorp:

Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers’ temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K-12 in California. The Company’s TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general-purpose and communications test equipment in North America.

For more information on McGrath RentCorp, visit www.mgrc.com